Unaudited Pro Forma Condensed Combined Financial Data

The following unaudited pro forma condensed combined financial data is based on the historical financial data of Camden National Corporation (“Camden”) and Northway Financial, Inc. (“Northway”) and has been prepared to illustrate the effects of the merger of Northway with and into Camden, under the terms of an Agreement and Plan of Merger, by and between Camden and Northway, dated September 9, 2024 (the “Merger Agreement”). It is also based on certain assumptions that Camden believes are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements. The unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the merger. The unaudited pro forma condensed combined income statement also does not include any integration costs the companies may incur related to the merger as part of combining the operations of the companies.

Certain reclassifications were made to Northway’s historical financial information to conform to Camden’s presentation of financial information. This data should be read in conjunction with the Camden’s historical consolidated financial statements and accompanying notes in Camden’s Annual Report on Form 10-K, as of and for the year ended December 31, 2024 and the Northway historical financial statements and accompanying notes included.

Camden has not completed its detailed valuation analysis necessary to determine the fair market values of Northway’s assets acquired and liabilities assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price is expected to be reported within the Company’s results of operations for the first quarter of 2025. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact Camden’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Northway’s shareholders’ equity, including results of operations and certain balance sheet changes through the date the merger was completed may also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in these pro formas.

The unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and does not necessarily indicate the financial results of the combined company had the companies actually been combined at the beginning of the periods presented. This information does not consider any potential impacts of current market conditions on revenues, potential revenue enhancements, anticipated cost savings and expense efficiencies, among other factors, and this information should not be considered indicative of the market value of Camden common stock or the actual or future results of operations of Camden for any period. Actual results may be materially different than the pro forma information presented.

Consolidated Holding Company
Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of December 31, 2024

(In thousands)	Camden Historical	Northway Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Cash and due from banks	$62,379	$9,924	$(10,331)	A	$61,972
Interest-bearing deposits in other banks (including restricted cash)	152,584	37,746	591	N	190,921
Total cash, cash equivalents and restricted cash	214,963	47,670	(9,740)		252,893
Investments:
Trading securities	5,243	—	—		5,243
Available-for-sale securities, at fair value	593,749	226,706	—		820,455
Held-to-maturity securities, at amortized cost	517,778	—	—		517,778
Other investments	22,514	2,516	—		25,030
Total investments	1,139,284	229,222	—		1,368,506
Loans held for sale, at fair value	11,049	257	—		11,306
Loans held for investment	4,115,259	873,995	(88,629)	C	4,900,625
Less: allowance for credit losses on loans	(35,728)	(10,222)	(395)	D	(46,345)
Net loans	4,079,531	863,773	(89,024)		4,854,280
Goodwill	94,697	9,934	55,573	E	160,204
Core deposit intangible assets	415	—	34,069	F	34,484
Bank-owned life insurance	104,308	4,372	—		108,680
Premises and equipment, net	37,052	12,157	1,765	G, N	50,974
Deferred tax assets	40,037	14,006	10,655	H	64,698
Other assets	83,802	12,132	4,274	I, N	100,208
Total assets	$5,805,138	$1,193,523	$7,572		$7,006,233
LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits	$4,633,167	$971,899	$(312)	J	$5,604,754
Borrowings, repurchase agreements and junior subordinated debentures	544,952	131,119	(627)	K	675,444
Accrued interest and other liabilities	95,788	17,938	—		113,726
Total liabilities	5,273,907	1,120,956	(939)		6,393,924
Shareholders’ Equity	531,231	72,567	8,511	L	612,309
Total liabilities and shareholders’ equity	$5,805,138	$1,193,523	$7,572		$7,006,233

Consolidated Holding Company
Unaudited Pro Forma Condensed Combined Consolidated Income Statements
For the Year Ended December 31, 2024

(In thousands, except per share data)	Camden Historical	Northway Historical	Pro Forma Adjustments		Pro Forma Combined
Interest Income
Interest and fees on loans	$214,650	$40,540	$11,962	C	$267,152
Taxable interest on investments	27,381	6,900	5,301	B	39,582
Nontaxable interest on investments	1,849	304	—		2,153
Dividend income	1,630	350	—		1,980
Other interest income	4,047	1,642	—		5,689
Total interest income	249,557	49,736	17,263		316,556
Interest Expense
Interest on deposits	95,806	12,870	156	J	108,832
Interest on borrowings	19,166	4,658	(44)	K	23,780
Interest on junior subordinated debentures	2,132	1,218	62	K	3,412
Total interest expense	117,104	18,746	174		136,024
Net interest income	132,453	30,990	17,089		180,532
(Credit) provision for credit losses	(404)	(492)	9,237	D	8,341
Net interest income after (credit) provision for credit losses	132,857	31,482	7,852		172,191
Non-Interest Income
Debit card income	12,657	2,233	—		14,890
Service charges on deposit accounts	8,444	960	—		9,404
Income from fiduciary services	7,270	—	—		7,270
Brokerage and insurance commissions	5,535	—	—		5,535
Mortgage banking income, net	3,230	220	—		3,450
Bank-owned life insurance	2,806	324	—		3,130
Net gain on sale of securities	—	553			553
Other income	4,597	1,132	—		5,729
Total non-interest income	44,539	5,422	—		49,961
Non-Interest Expense
Salaries and employee benefits	64,073	18,417	—		82,490
Furniture, equipment and data processing	14,364	2,455	149	G	16,968
Net occupancy costs	7,912	2,435	—		10,347
Debit card expense	5,287	1,202	—		6,489
Consulting and professional fees	3,583	2,885	—		6,468
Regulatory assessments	3,258	607	—		3,865
Merger and acquisition costs	1,159	2,079	10,331	A	13,569
Amortization of core deposit intangible assets	556	—	3,407	F	3,963
Other real estate owned and collection costs, net	201	—	—		201
Other expenses	11,543	2,711	—		14,254
Total non-interest expense	111,936	32,791	13,887		158,614
Income before income tax expense	65,460	4,113	(6,035)		63,538
Income Tax Expense	12,456	258	(1,267)	M	11,447
Net Income	$53,004	$3,855	$(4,768)		$52,091
Per Share Data
Basic earnings per share	$3.63	$1.40	N.M.		$3.09
Diluted earnings per share	$3.62	$1.40	N.M.		$3.08
Weighted average number of common shares outstanding	14,579,276	2,751,650	(467,868)		16,863,058
Diluted average number of common shares outstanding	14,633,803	2,751,650	(467,868)		16,917,585
N.M. = Not meaningful

NOTE 1 – BASIS OF PRESENTATION

The unaudited pro forma condensed combined consolidated financial information and explanatory notes have been prepared under the acquisition method of accounting for business combinations. The unaudited pro forma condensed combined balance sheet as of December 31, 2024 gives effect to the merger as if it had occurred on that date. The unaudited pro forma condensed combined statements of income for the year ended December 31, 2024 gives effect to the merger as if it had become effective on January 1, 2024. This information is not intended to reflect the actual results that would have been achieved had the acquisition actually occurred on that date. The pro forma adjustments are preliminary, based on estimates and are subject to change as more information becomes available and after final analyses of the fair values of both tangible and intangible assets acquired and liabilities assumed are completed. Accordingly, the final fair value adjustments may materially differ from those presented in this document.

NOTE 2 – PURCHASE PRICE

Pursuant to the Merger Agreement, each share of Northway common stock outstanding at the time of the merger was exchanged for 0.83 shares of Camden common stock, with cash paid in lieu of fractional shares. The merger was consummated on January 2, 2025 and 2,283,782 shares of Camden common stock were issued as merger consideration. Based on the closing price of Camden common stock of $42.25 on January 2, 2025, $96.5 million in consideration was paid. For purposes of the unaudited condensed combined financial information, the fair value of Camden common stock to be issued as merger consideration was based on Camden’s closing price of $42.25 as of January 2, 2025.

NOTE 3 - PRO FORMA ADJUSTMENTS TO UNAUDITED CONDENSED COMBINED FINANCIAL INFORMATION

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on preliminary assumptions and valuations, which are subject to change:

		Balance Sheet	Income Statement
(in thousands, except per share data)		As of 12/31/24	For the Year Ended 12/31/24
A	Estimated remaining merger-related transaction costs including contract termination costs, system conversion costs, professional service fees and certain other estimated costs	$(10,331)	$10,331

B	Estimated investment unrealized loss accretion to interest income using a 9 year amortization period and a straight-line method		$5,301

C	Adjustments to loan portfolio:
	Interest rate adjustment to record loans at fair value; estimated loan discount accretion into interest income, approximates a level yield over the remaining life of the respective loans	$(79,392)
	Credit adjustment non-purchased credit deterioration (“non-PCD”) loans at fair value	(9,237)
	Total adjustment to loans held for investment	$(88,629)	$11,962

D	Adjustment to allowance for credit losses (“ACL”) on loans:
	Reversal of Northway’s historical ACL on loans	$10,222
	Increase to the ACL for credit losses for purchased credit deterioration (“PCD”) loans	(1,380)
	Day two adjustment to record provision for credit losses for non-PCD loans, offset through income statement	(9,237)	$9,237
	Net change in ACL	$(395)

E	Excess of purchase price less Northway’s tangible equity, net fair value adjustments and creation of core deposit intangible (“CDI”) assets:
	Purchase price (calculated based on CNC January 2, 2025 closing price of $42.25, and issuance of 2,283,782 shares)	$96,490
	Northway adjusted tangible equity:
	Northway tangible equity	62,633
	Net purchase accounting adjustments	(31,650)
	Northway adjusted tangible equity	30,983
	Goodwill created	65,507
	Less: Existing Northway goodwill	(9,934)
	Adjustment to goodwill	$55,573

		Balance Sheet	Income Statement
(in thousands, except per share data)		As of 12/31/24	For the Year Ended 12/31/24

F	Adjustment to record CDI assets estimated at 4% of core deposits; amortization of CDI assets using a 10-year amortization period and straight-line method	$34,069	$3,407

G	Adjustment to increase premises and equipment, net, to record at fair value; additional depreciation expense included in furniture, equipment and data processing based on an estimated average life of 30 years	$4,460	$149

H	Deferred tax asset created as a result of the purchase accounting adjustments	$8,669
	Deferred tax asset on day two provision for credit losses for non-PCD loans	1,986
	Total adjustment to deferred tax assets	$10,655

I	Adjustment to increase current taxes receivable for $10.3 million of estimated remaining merger costs calculated using a 21% tax rate	$2,169

J	Adjustment to decrease time deposits to record at fair value; additional interest expense on deposits, amortization based on estimated life of 2 years	$(312)	$156

K	Adjustment to increase borrowings to record at fair value; reduced interest expense on borrowings, amortization based on estimated life of 4 years	$174	$(44)
	Adjustment to decrease trust preferred securities to record at fair value; additional interest expense, amortization based on estimated life of 13 years	(801)	$62
	Total adjustment to borrowings	$(627)

L	Adjustments to shareholders’ equity:
	Elimination of Northway common stock	$(3,800)
	Elimination of Northway treasury stock	15,470
	Elimination of Northway additional paid in capital	(4,140)
	Elimination of Northway retained earnings	(115,026)
	Elimination of Northway accumulated other comprehensive loss	34,929
	Camden stock issued as consideration (calculated based on January 2, 2025 closing price of $42.25)	96,490
	Adjustment to record the impact on retained earnings of the current expected credit losses (“CECL”) day two provision for credit losses for non-PCD loans of $9.2 million, net of tax	(7,251)
	Adjustment to record the impact on retained earnings for estimated remaining merger-related costs of $10.3 million, net of tax	(8,161)
	Total adjustment to shareholders’ equity	$8,511

M	Adjustment to decrease income tax expense to reflect the estimated income tax effect of purchase accounting adjustments at 21%.		$(1,267)

N	Reclassifications made to Northway to conform with Camden historical presentation:
	Other assets to interest-bearing deposits in other banks	$591
	Premises and equipment, net to other assets	$2,695